Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between SeeBeyond Technology Corporation, a Delaware Corporation doing business in California (the “Company”), and Mark D. Magarian (“Executive”).

WHEREAS, Executive is employed by the Company as the Senior Vice President of Human Resources, is a registered officer of the Company, and is the Company’s 401k Plan Administrator;

WHEREAS, the Company and Executive have mutually agreed to end the regular full-time employment relationship effective January 31, 2005 (“the Transition Date”), at which time Executive will become a part-time employee/consultant for a period of ten (10) months thereafter, up to and including November 31, 2005 (“the Separation Date”).  During said ten (10) month period, Executive shall act in the capacity of an attorney at law, duly licensed to practice in the State of California, and will report directly to the Company’s Vice President Legal Affairs and General Counsel;

WHEREAS, on or about the Transition Date Executive will no longer be a registered officer of the Company;

WHEREAS, on or about the Transition Date Executive will no longer be the Plan Administrator for the Company’s 401k Plan;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.             Consideration.  The Company and Executive agree as follows:

A.           On or about the Transition Date, Executive will receive, in one lump sum, the equivalent of eleven (11) months base salary, to wit: One Hundred Ninety Two Thousand Five Hundred Dollars ($192,500.00), less normal and customary payroll withholding taxes and deductions;

B.             On or about the Transition Date, Executive will receive his earned and accrued but unused vacation pay, less normal and customary payroll withholding taxes and deductions;

C.             Executive will receive his Q4 2004 Incentive Compensation Bonus, less normal and customary payroll withholding taxes and deductions, when the Company processes said bonuses for other senior corporate executives.  Said Incentive Compensation Bonus will be calculated pursuant to the terms of the Board approved Q4 2004 Incentive Compensation Plan for senior corporate executives, provided however, the “MBO component” shall not be less than 100%;

D.            During the ten (10) month period between the Transition Date and the Separation Date, while Executive is acting in the capacity of an attorney at law, Executive will receive Three Thousand Dollars ($3,000.00) per month, less normal and customary payroll withholding taxes and deductions.  During this time, Executive will make himself reasonably available to the Company, by and through the Vice President Legal Affairs and General Counsel, for a mutually agreed number of hours per month to provide legal advice and counsel.  (For purposes of clarity, Executive shall have the right to work and/or be employed, on a regular full-time basis or otherwise, for any other business or entity (with the exception of any pure play integration software provider such as but not limited to Tibco, Vitria, or WebMethods during this period or thereafter)).  The Company shall pay or reimburse Executive for all pre-approved reasonable business expenses incurred in the performance of Executive’s duties and which are consistent with the Company’s policies, practices and procedures, upon submission of appropriate vouchers and other supporting data.  The Company will also allow Executive to utilize one of the Company’s laptop computers and mobile phones;

E.              During the ten (10) month period between the Transition Date and the Separation Date, Executive and his dependants will continue to be eligible for and participate in all Company benefit programs, including but not limited to medical, dental, life, disability, FSA and 401k. (For purposes of clarity, during this period, Executive’s 401k contribution (if any) and the Company’s corresponding match (if any) shall be based upon the $3,000.00 per month referred to in paragraph D, above).  Notwithstanding this section, Executive will not earn or accrue vacation pay during the ten (10) month period;

F.              Executive will continue to be eligible for and participate in the Company’s Stock Option Program, consistent with the terms of the Company’s Stock Option Plan, through the Separation Date.  Executive’s rights in said Stock Option Program, in particular with respect to accelerated vesting upon a Change of Control, will remain identical to those established in Executive’s Offer Letter of Employment which is attached hereto as Exhibit “A” and incorporated herein by reference. (For purposes of clarity, the maximum number of unvested options Executive shall be eligible to vest in — either through ordinary vesting or the Change of Control provision set forth in  Executive’s Offer Letter — shall be 31,250 options.)

G.             Executive will have 90 days from the Separation Date to exercise any outstanding and vested but unexercised stock options, thereafter they will be canceled;

H.            Executive will not be eligible to participate in any Incentive Compensation Bonus programs in 2005 or thereafter;

I.                 To the extent Executive has been named as a party, or is named as a party in the future, in any administrative, civil or criminal action as a result of the performance of his duties in the ordinary course of employment with the Company, the Company agrees to defend Executive and indemnify Executive for any and all reasonable costs associated with such action(s).  The Company shall have the option to select and monitor defense counsel. For purposes of clarity this obligation shall not apply should it be determined that Executive was acting outside of the course and scope of his employment

2. Confidential Information.   Executive understands and acknowledges that in the course of Executive’s employment, he has had access to information which is both confidential and proprietary to the Company and its subsidiaries affiliates (the “Company

Group”) that concerns the technological innovations, operation and methodology of the Company Group, including, without limitation, business plans, financial information, company policies, company strategies, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, “Proprietary Information”).  Executive agrees that during the period beginning on the date of his hiring and continuing in perpetuity thereafter, Executive shall keep confidential and shall not disclose any such Proprietary Information to any third party, and shall not misuse, misappropriate or exploit such Proprietary Information in any way.  The restrictions contained herein shall not apply to any information which Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

“Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, relating to the present or planned activities, or the products and services of the Company .

3. Release of Claims.  Executive and the Company agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company or to the Company by Executive.  Executive and the Company, on behalf of themselves, and their respective heirs, family members, executors and assigns, hereby fully and forever releases one another and their respective officers, directors, executives, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, and other third parties from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that they may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)           any and all claims relating to or arising from Executive’s employment relationship (including but not limited to claims for wages and salary with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

Executive and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

4. Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) she has 45 days within which to consider this Agreement; (c) he has 7 days following the execution of this Agreement by the parties to revoke the Agreement (“Revocation Period”); and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation must be in writing and delivered to Mark A. Brooks at the Company by the close of business on the seventh day from the date that Executive signed this agreement.  Executive understands that, although Executive has forty-five (45) days to consider the Agreement, Executive may accept the terms of the Agreement at any time during those forty-five (45) days.

5. Civil Code Section 1542.  Executive and the Company represent that they are not aware of any claims against one another other than the claims that are released by this Agreement.  Executive and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

6. No Pending or Future Lawsuits.  Executive and the Company represent that they have no lawsuits, claims, or actions pending in their names, or on behalf of any other person or entity, against Executive or the Company or any other person or entity referred to herein.  Executive and the Company also represent that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

7. No Cooperation.    Executive and the Company agree that they will not actively counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Executive, the Company and/or any officer, director, executive, agent, representative, shareholder, other third party or attorney of Executive or the Company, unless under a subpoena or other court order to do so.

8. No Defamation or Tortuous Interference.  Executive and the Company agree to refrain from any defamation, libel or slander of Executive or the Company and its respective officers, directors, executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortuous interference with the contracts and relationships of Executive or the Company and its respective officers, directors, executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.  All inquiries by potential future employers of Executive will be directed to the Vice President of Legal Affairs and General Counsel or Chief Financial Officer.  Upon inquiry, the representative shall state the following:  It is the policy of the Company to only provide an Executive’s last position and dates of employment, and with the written authorization of the Executive, his or her terms of compensation.

9. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Executive under the terms of this Agreement.  Executive agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Executive’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

10. No-Solicitation. Executive agrees that for one (1) year from the Transition Date, Executive will not directly induce any employee, consultant, or independent contractor of the Company to terminate his or her employment or relationship with the Company.

11. No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of claims related to the employment relationship between the parties.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

12. Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement

13. Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, including their interpretation and/or enforceability, shall be subject to final and binding arbitration held in Los Angeles County, California.  Said arbitration to be conducted by an arbitrator that is mutually agreeable to both Executive and the Company, all in accordance with the rules of the American Arbitration Association then in effect.  If Executive and the Company cannot agree upon an arbitrator, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by Executive and the other by the two persons so selected, all in accordance with the rules of the American Arbitration Association then in effect.  Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the matter.  Costs and fees of the arbitration will be divided equitably by the arbitrator between both parties; provided, however, that, in the event that either party prevails over the other party in connection with an arbitration arising out of a breach of this Agreement, the non-prevailing party shall be liable for all reasonable attorney’s fees and expenses incurred in connection with any action for damages or the enforcement of any provision of this Agreement brought by the other party.

14. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations.  Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company.

18. No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Vice President of Legal Affairs and General Counsel.

19. Governing Law.  This Agreement shall be governed by the laws of the State of California.

20. Effective Date.  This Agreement is effective immediately after it has been signed by both Parties.

21. Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22. Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

1.             They have read this Agreement;

2.             They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

3.             They understand the terms and consequences of this Agreement and of the releases it contains;

4.             They are fully aware of the legal and binding effect of this Agreement.

23. Successors.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of the Company, business successors (whether direct or indirect, by purchase, merger, consolidation or otherwise), but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Executive under this Agreement may not be assigned or delegated.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SEEBEYOND TECHNOLOGY CORPORATION

Dated: January 31, 2005	By:	/S/ BARRY J. PLAGA
Barry J. Plaga
Chief Financial Officer

Dated: January 31, 2005

/S/MARK D. MAGARIAN
Mark D. Magarian